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                                                               Exhibit 99.1

NEWS RELEASE                                              WELLS FARGO & CO.

                     Kim Kellogg 415/396-3070
                          Public Relations Department (415) 396-3606
                     343 Sansome Street, 2nd Floor
                     San Francisco, CA 94163

FOR IMMEDIATE RELEASE
Wed., February 28, 1996

WELLS FARGO/FIRST INTERSTATE PROXY STATEMENT
DECLARED EFFECTIVE BY SEC
Companies Plan Special Shareholder Meetings on March 28

            San Francisco - The joint proxy statement of Wells Fargo & Company (NYSE:WFC) and First Interstate Bancorp (NYSE:I) has been declared effective by the Securities and Exchange Commission. It is expected that the joint proxy statement will be mailed to shareholders on or about February 28, and that shareholders of both companies will then vote whether to approve the transaction at separate special meetings to be held on March 28 in San Francisco and Los Angeles.

            Wells Fargo also announced that it has reached agreement with the Department of Justice and the Office of the Attorney General for California regarding divestitures. These divestitures will involve 61 branches in California with approximately $2.5 billion in deposits and approximately $1.3 billion in loans.

            "Discussions between Wells Fargo and potential purchasers are currently underway," said Wells Fargo Vice Chairman and Chief Financial Officer Rod Jacobs, "and we don't expect the divestitures to have a material impact on the net income of the combined company. We currently expect to consummate the merger on April 1, subject to shareholder and regulatory approval and the execution of sales contracts for the branches to be divested."
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